MIRAMAR LABS, INC
EMPLOYMENT AGREEMENT
This Employment Agreement (the “Agreement”) is entered into, effective as of
September 21st, 2011, by and between Miramar Labs, Inc. (the “Company”) and Brigid Makes (“Executive”).
W I T N E S S E T H:
WHEREAS, the Company desires to retain the services of Executive as its Chief Financial Officer (“CFO”), and Executive desires and is willing to begin employment with the Company in that capacity;
WHEREAS, the Company provided and Executive accepted an offer of employment pursuant to terms set forth in an offer letter dated [September 8, 2011] (the “Offer Letter”); and BAM comment: is this still valid?
WHEREAS, the Company and Executive desire to embody the terms and conditions of Executive’s employment in a written employment agreement, which will supersede all prior agreements of employment, whether written or oral, between the Company and Executive, including, without limitation, the Offer Letter.
NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties agree as follows:
1.Duties and Scope of Employment.
(a)    Positions and Duties. Executive’s first day of employment at the Company shall be September 26, 2011 (the “Effective Date”). As of the Effective Date, Executive will serve as the Company’s CFO reporting to the Company’s President and Chief Executive Officer (the “CEO”). Executive will render such business and professional services in the performance of her duties, consistent with Executive’s position within the Company, as will reasonably be assigned to her by the Board. The period Executive is employed by the Company under this Agreement is referred to herein as the “Employment Term”. Executive’s specific duties will include, but are not limited to, the following:
(i)    helping the CEO manage the financial operations of the Company;
(ii)    preparing the Company’s financial statements and developing internal controls related to financial reporting;
(iii)    working with the Company’s management team to accomplish corporate goals including the creation of a sustainable, high value company with quality revenues;
(iv)    securing additional operating capital as necessary to finance continued growth of the Company;

(v)    preparing the Company for a strategic acquisition or initial public offering or alternatively, managing an ongoing private entity with cash reserves;
(vi)    partnering with the CEO to create, communicate, and execute on a strategic vision for the Company;
(vii)    developing and overseeing a Company budget and comparing the Company’s actual financial performance to the budget;
(viii)    regulating and approving expense allocations in compliance with internal controls on spending;
(ix)    helping to develop appropriate compensation programs and goals for employees of the Company and motivating such employees to achieve those goals;
(x)    evaluating and implementing an ERP system and other financial system infrastructure;
(xi)    assisting in recruiting additional talented employees to the Company and providing direction and coaching to existing employees;
(xii)    arbitrating problems, proposing creative solutions, and leveraging opportunities across departments within the Company;
(xiii)    reporting on financial performance to the Company’s Audit Committee and Board of Directors;
(xiv)    monitoring progress of the Company through financial metrics and developing other key indicators to measure performance; and
(xv)    ensuring compliance with applicable laws, such as Sarbanes-Oxley, and implementing best practices for sound financial management.
(b)    Obligations. During the Employment Term, Executive will devote Executive’s full business efforts and time to the Company and will use good faith efforts to discharge Executive’s obligations under this Agreement to the best of Executive’s ability and in accordance with each of the Company’s corporate guidance and ethics guidelines, conflict of interests policies and code of conduct, including, without limitation, Company policy not to disclose any information regarding salary, bonuses, or stock purchase or option allocations to other employees, either directly or indirectly. For the duration of the Employment Term, Executive agrees not to actively engage in any other employment, occupation, or consulting activity for any direct or indirect remuneration without the prior approval of the Board, which approval will not be unreasonably withheld; provided, however, that Executive may, without the approval of the Board, serve in any capacity with any civic, educational, social, or charitable organization, provided such services do not interfere with Executive’s obligations to the Company.
(c)    Prior Agreements. Executive hereby represents and warrants to the Company that she is not party to any contract, understanding, agreement or policy, written or otherwise, which would be breached by her entering into, or performing services under, this Agreement. Executive further represents that she has disclosed to the Company in writing all threatened, pending, or actual claims against Executive of which she is aware, that are unresolved and still outstanding as of the date of this Agreement and will do so again as of the Effective Date, in each case, as a result of her employment with her current employer (or any other previous employer) or her membership on any boards of directors.
(d)    Other Entities. Executive agrees to serve and may be appointed, without additional compensation, as an officer and director for any of the Company’s subsidiaries, partnerships, joint ventures, limited liability companies and other affiliates, including entities in which the Company has a significant investment as determined by the Company. As used in this Agreement, the term “affiliates” will include any entity controlled by, controlling, or under common control of the Company.
2.    At-Will Employment. Executive and the Company agree that Executive’s employment with the Company constitutes “at-will” employment. Executive and the Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, with or without good cause or for any or no cause, at the election of either the Company or Executive. Executive understands and agrees that neither her job performance nor promotions, commendations, bonuses or the like from the Company give rise to or in any way serve as the basis for modification, amendment, or extension, by implication or otherwise, of her employment with the Company
3.    Compensation.
(a)    Base Salary. As of the Effective Date, the Company will pay Executive an annual salary of $300,000 as compensation for her services (such annual salary, as is then effective, to be referred to herein as “Base Salary”), paid periodically in accordance with the Company’s normal payroll practices, but not less than monthly, and be subject to the usual, required withholdings. Executive will not be eligible for overtime pay.
(b)    Moving Allowance. The Company will reimburse Executive through payroll, in an amount not to exceed $25,000, for 50% of the moving expenses (i.e. total moving costs of $50,000) incurred by Executive in relocating her principal residence closer to the Company’s principal offices. Such reimbursement shall be made by the Company to Executive in the next regularly scheduled payroll following sufficient proof of such expenses, as determined in Company’s sole judgment.
4.    Stock Options.
(a)    Option Grant. The Company will recommend to the Board, at the first meeting of the Board following the Effective Date, that Executive be granted a stock option, which will be, to the extent possible under the $100,000 rule of Section 422(d) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), an “incentive stock option” (as defined in Section 422 of the Code), to purchase 550,000 shares of the Company’s common stock (the “Option”). The Option represents five percent (1.25%) of the Company’s total outstanding shares calculated on a fully-diluted basis as of the date of the Offer Letter. The exercise price per share for the Option will be equal to the fair market value per share of an underlying share of Company common stock on the date of grant, as determined by the Board. Twenty-five percent (25%) of the shares subject to the Option shall vest on the one (1) year anniversary of the vesting commencement date for the Option, subject to Executive’s continued service with the Company through such date, and no shares shall vest before such date. The remaining shares subject to the Option shall vest monthly over the next thirty-six (36) months in equal monthly amounts subject to Executive’s continued service with the Company through each such vesting date. The Option shall be subject to the terms, definitions and conditions, including vesting requirements, of the Company’s 2006 Stock Plan (the “Equity Plan”) and a stock option agreement between Executive and the Company (the “Option Agreement”), both of which are incorporated herein by reference. No right to any stock is earned or accrued until such time that vesting occurs, nor does the grant confer any right to continue vesting or employment.
5.    Severance.

(a)    Termination without Cause or for Good Reason. If Executive’s employment is terminated by the Company other than for Cause, death or disability or by Executive for Good Reason prior to a Change of Control, or within the twelve (12) month period immediately following a Change of Control, then, subject to Section 5(b) below, Executive will receive: (i) continued payment of Executive’s Base Salary as then in effect (less applicable withholdings), for nine (9) months, payable in accordance with the Company’s normal payroll policies; (ii) full vesting with respect to Executive’s then outstanding unvested equity awards (including the Option) that are subject to time-based vesting (i.e., excluding any awards that vest based on performance or other similar objectives), and (iii) reimbursement for premiums paid for continued health benefits under COBRA for Executive (and any eligible dependents) under the Company’s group health plans until the earlier of (A) nine (9) months (provided Executive and/or any eligible dependents validly elects to continue coverage under COBRA), or (B) the date upon which Executive and/or Executive’s eligible dependents loses eligibility for COBRA.
(b)    Separation Agreement and Release of Claims. The receipt of any severance or other benefits pursuant to Section 5(a) will be subject to Executive signing and not revoking a separation agreement and release of claims in a form acceptable to the Company within (60) days following Executive’s employment termination date or such earlier date required by the release agreement (such deadline, the “Release Deadline”). No severance or other benefits will be paid or provided until the separation agreement and release agreement becomes effective. If the release does not become effective by the Release Deadline, Executive will forfeit any rights to severance under this letter. Upon the release becoming effective, any payments delayed from the date Executive terminates employment through the effective date of the release will be payable in a lump sum without interest as soon as administratively practicable after the Release Deadline and all other amounts will be payable in accordance with the payment schedule applicable to each payment or benefit.
6.    Limitation on Payments. In the event that the benefits provided for in this Agreement or otherwise payable to Executive (x) constitute “parachute payments” within the meaning of Section 280G of the Code and (y) but for this Section 6, would be subject to the excise tax imposed by Section 4999 of the Code, then Executive’s benefits will be either (i) delivered in full, or (ii) delivered as to such lesser extent which would result in no portion of such benefits being subject to excise tax under Section 4999 of the Code, whichever of the foregoing amounts, taking into account the applicable federal, state and local income taxes and the excise tax imposed by Section 4999, results in the receipt by Executive on an after-tax basis, of the greatest amount of benefits, notwithstanding that all or some portion of such benefits may be taxable under Section 4999 of the Code. If a reduction in amounts to be paid must be made, any non-cash amounts will be reduced prior to the reduction of any cash amounts. Unless the Company and Executive otherwise agree in writing, any determination required under this Section 6 will be made in writing by a well-recognized independent public accounting firm chosen by the Company (the “Accountants”), whose determination will be conclusive and binding upon Executive and the Company for all purposes. For purposes of making the calculations required by this Section 6, the Accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code. The Company and Executive will furnish to the Accountants such information and documents as the Accountants may reasonably request in order to make a determination under this Section 6. The Company will bear all costs the Accountants may reasonably incur in connection with any calculations contemplated by this Section 6.
7.    Employee Benefits.
(a)    Generally. During the Employment Term, Executive is entitled to participate in the employee benefit plans currently and hereafter maintained by the TriNet Employer Group, Inc., without limitation, the medical, dental, vision, life, flexible spending account and disability plans. TriNet Employer Group, Inc. may cancel or change the benefit plans and programs it offers to the Company’s employees at any time. Accordingly, you will be able to participate in any Company-sponsored retirement plan, subject to the provisions of the plan.
(b)    Paid Time Off. During the Employment Term, Executive will be entitled to twenty (20) days of paid time off (“PTO”), which will accrue at a rate of thirteen and one-third (13 and 1/3) hours per month, in accordance with the Company’s PTO policy. PTO shall be taken at such time as mutually and reasonably agreed by Executive and the Company. Executive will receive paid holidays in accordance with the Company’s regular holiday practices.
8.    Expenses. The Company will reimburse Executive for reasonable travel, entertainment and other expenses incurred by Executive in the furtherance of the performance of Executive’s duties hereunder, in accordance with the Company’s expense reimbursement policy as in effect from time to time.
9.    Termination of Employment. In the event Executive’s employment with the Company terminates for any reason, Executive will be entitled to any (a) unpaid Base Salary accrued up to the effective date of termination; (b) pay for accrued but unused PTO; (c) benefits or compensation as provided under the terms of any employee benefit and compensation agreements or plans applicable to Executive; and (d) unreimbursed business expenses required to be reimbursed to Executive; and (e) rights to indemnification Executive may have under the Company’s Certificate of Incorporation, Bylaws, the Agreement, or separate indemnification agreement, as applicable.
10.    Code Section 409A. Notwithstanding anything to the contrary in this Agreement solely with respect to the timing of the payment of any severance payments or benefits other than payment on account of Executive’s termination due to Executive’s death, if Executive is a “specified employee” within the meaning of Section 409A of the Code and any regulations and guidance promulgated thereunder (“Section 409A”) at the time of Executive’s termination of employment, then to the extent any severance payments payable to Executive pursuant to this Agreement, and any other severance payments or separation benefits are a plan or part of a plan providing for the “deferral of compensation” under Section 409A (together, the “Deferred Compensation Separation Benefits”) otherwise due to Executive on or within the six (6) month period following Executive’s termination of employment will accrue during such six (6) month period and will become payable in a lump sum payment on the date six (6) months and one (1) day following the date of Executive’s termination of employment, unless Executive dies following the termination of her employment, in which case, the Deferred Compensation Separation Benefits will be paid to the personal representative of Executive’s estate (which shall be Executive’s living trust, or if there is none, her probate estate) as soon as practicable following her death. All subsequent Deferred Compensation Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. It is the intent of this Agreement to comply with the requirements of Section 409A so that none of the severance payments and benefits to be provided hereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to so comply.
11.    Definitions.
(a)    Cause. For purposes of this Agreement, “Cause” shall mean:
(i)    Executive’s continued failure to perform her assigned duties or responsibilities after notice thereof from the Company describing the failure to perform such duties or responsibilities, and the executive has been provided a reasonable cure period of not less than sixty (60) days;
(ii)    Executive engaging in any act of dishonesty, fraud or misrepresentation;
(iii)    Executive’s violation of any federal or state law or regulation applicable to the business of the Company or its affiliates;
(iv)    Executive’s breach of any confidentiality agreement or invention assignment agreement between Executive and the Company (or any affiliate of the Company); or
(v)    Executive being convicted of, or entering a please of nolo contendere to, any crime or committing any act of moral turpitude.
(b)    Change of Control. For purposes of this Agreement, “Change of Control” shall mean a merger, acquisition or other transaction (excluding an equity financing conducted primarily for the purpose of raising capital) in which the owners of at least fifty-one percent (51%) of the outstanding stock of the Company are different after such transaction than before such transaction.
(c)    Good Reason. For purposes of this Agreement, “Good Reason” shall mean solely and specifically, the occurrence of any of the following without consent of Executive:
(i)    a reduction in Executive’s Base Salary or guaranteed bonus;
(ii)    a material diminution of Executive’s job duties or responsibilities; or

(iii)    a change in the location of Executive’s employment of more than fifty (50) miles; and
anything herein to the contrary notwithstanding, Executive will not resign for Good Reason without first providing the Company (i) written notice within seven (7) days of the event that Executive believes constitutes Good Reason specifically identifying the acts or omissions constituting the grounds for Good Reason and (ii) a reasonable cure period of not less than seven (7) days following the date of such notice.
12.    Indemnification. Subject to applicable law, Executive will be provided indemnification to the maximum extent permitted by the Company’s Certificate of Incorporation or Bylaws, including, if applicable, any directors and officers insurance policies, with such indemnification to be on terms determined by the Board or any of its committees, but on terms no less favorable than provided to any other Company executive officer or director and subject to the terms of any separate written indemnification agreement.
13.    Confidential Information, Invention Assignment, and Arbitration. Executive has executed, or agrees to execute on or before the Effective Date, the Company’s standard form of At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement.
14.    Assignment. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death, and (b) any successor of the Company. Any such successor of the Company will be deemed substituted for the Company under the terms of this Agreement for all purposes. For this purpose, “successor” means any person, firm, corporation, or other business entity which at any time, whether by purchase, merger, or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company. None of the rights of Executive to receive any form of compensation payable pursuant to this Agreement may be assigned or transferred except by will or the laws of descent and distribution. Any other attempted assignment, transfer, conveyance, or other disposition of Executive’s right to compensation or other benefits will be null and void.
15.    Notices. All notices, requests, demands and other communications called for hereunder will be in writing and will be deemed given (i) on the date of delivery if delivered personally; (ii) one (1) day after being sent overnight by a well-established commercial overnight service; or (iii) four (4) days after being mailed by registered or certified mail, return receipt requested, prepaid and addressed to the parties or their successors at the following addresses, or at such other addresses as the parties may later designate in writing:

If to the Company:	Miramar Labs, Inc
Attn: Chief Executive Officer
445 Indio Way
Sunnyvale, CA 94085-4203

If to Executive:	Brigid Makes
1959 Hillside Ct.
Stillwater, MN 55082
at the last residential address known by the Company.
16.    Severability. If any provision hereof becomes or is declared by a court of competent jurisdiction to be illegal, unenforceable, or void, this Agreement will continue in full force and effect without said provision.
17.    Integration. This Agreement, together with the At-Will Employment, Confidential Information, Invention Assignment, and Arbitration Agreement and the Option Agreement, represents the entire agreement and understanding between the parties as to the subject matter herein and supersedes all prior or contemporaneous agreements whether written or oral, including, without limitation, the Offer Letter No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in a writing and signed by duly authorized representatives of the parties hereto. In entering into this Agreement, no party has relied on or made any representation, warranty, inducement, promise, or understanding that is not in this Agreement. To the extent that any provisions of this Agreement conflict with those of any other agreement to be signed upon Executive’s hire, the terms in this Agreement will prevail.
18.    Waiver of Breach. The waiver of a breach of any term or provision of this Agreement, which must be in writing, will not operate as or be construed to be a waiver of any other previous or subsequent breach of this Agreement.
19.    Headings. All captions and Section headings used in this Agreement are for convenient reference only and do not form a part of this Agreement.
20.    Taxation. All payments made pursuant to this Agreement will be subject to withholding of any applicable taxes. Executive acknowledges that she has reviewed with her own tax advisors the federal, state, local and foreign tax consequences of payments and transactions described in this Agreement and she is relying solely on such advisors and not on any statements or representations of the Company or any of its agents. Executive understands that the she (and not the Company) shall be responsible for any tax liability (other than employment tax liability owed by the Company) that may arise as a result of the payments and transactions contemplated by this Agreement.
21.    Governing Law. This Agreement will be governed by the laws of the state of California without regard to its conflict of laws provisions.
22.    Acknowledgment. Executive acknowledges that she has had the opportunity to discuss this matter with and obtain advice from her private attorney, has had sufficient time to, and has carefully read and fully understands all the provisions of this Agreement, and is knowingly and voluntarily entering into this Agreement.
23.    Counterparts. This Agreement may be executed in counterparts, and each counterpart will have the same force and effect as an original and will constitute an effective, binding agreement on the part of each of the undersigned.

IN WITNESS WHEREOF, each of the parties has executed this Agreement, in the case of the Company by a duly authorized officer, as of the day and year written below.
COMPANY:
MIRAMAR LABS, INC.

/s/ Darrell Zoromski	Date: September 25, 2011
Darrell Zoromski
President and Chief Executive Officer

EXECUTIVE:

/s/ Brigid Makes	Date: September 21, 2011
Brigid Makes

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